SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant (x)

Filed by a Party other than the Registrant (  )

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Check the appropriate box:

( )	Preliminary Proxy Statement	( )	Confidential, For Use of the
(x)	Definitive Proxy Statement		Commission Only (as permitted
( )	Definitive Additional Materials		by Rule 14a-6(e)(2))
( )	Soliciting Material Pursuant to
Rule 14a-12

OVERSEAS SHIPHOLDING GROUP, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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(x)	No fee required.
( )	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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OVERSEAS SHIPHOLDING GROUP, INC.

511 FIFTH AVENUE, NEW YORK, N.Y. 10017

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 5, 2001

TO THE STOCKHOLDERS OF OVERSEAS SHIPHOLDING GROUP, INC.:

The Annual Meeting of Stockholders of Overseas Shipholding Group, Inc. will be held at J.P. Morgan Chase & Co., 522 Fifth Avenue (corner West 44th Street), New York, N.Y., Seventh Floor, on Tuesday, June 5, 2001, at 2:30 o'clock P.M. for the following purposes:

(l)	To elect twelve directors, each for a term of one year;

(2)	To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as independent auditors for the year 2001; and

(3)	To transact such other business as may properly be brought before the meeting.

Stockholders of record at the close of business on April 16, 2001 will be entitled to vote at the meeting. The stockholders list will be open to the examination of stockholders for any purpose germane to the meeting, during ordinary business hours, for ten days before the meeting at the Corporation's office, 511 Fifth Avenue, New York, N.Y.

Whether or not you expect to be present at the meeting in person, please date and sign the enclosed proxy and return it without delay in the enclosed envelope, which requires no postage if mailed in the United States.

We urge you to exercise your privilege of attending the meeting in person. In that event, the Corporation's receipt of your proxy will not affect in any way your right to vote in person.

By order of the Board of Directors,

ROBERT N. COWEN
Senior Vice President,
Chief Operating Officer
& Secretary

New York, N.Y.
April 30, 2001

IMPORTANT
PLEASE SIGN, DATE AND PROMPTLY RETURN THE
ENCLOSED PROXY IN THE ENCLOSED RETURN ENVELOPE

OVERSEAS SHIPHOLDING GROUP, INC.
511 Fifth Avenue, New York, N.Y. 10017

PROXY STATEMENT

The accompanying proxy is solicited on behalf of the Board of Directors of Overseas Shipholding Group, Inc. (the "Corporation") for use at the Annual Meeting of Stockholders to be held on June 5, 2001. Any stockholder giving a proxy may revoke it at any time before it is exercised at the meeting.

Only stockholders of record at the close of business on April 16, 2001 will be entitled to vote at the annual meeting. The Corporation has one class of voting securities, its Common Stock, of which 34,134,696 shares were outstanding on said record date and entitled to one vote each. This proxy statement and the accompanying proxy will first be sent to stockholders on or about April 30, 2001.

ELECTION OF DIRECTORS

The twelve nominees for election at the forthcoming meeting, all of whom are presently directors of the Corporation, are listed below. Unless otherwise directed, the accompanying proxy will be voted for the election of these nominees, to serve for the ensuing year and until their successors are elected and qualify.

The table below sets forth information as to each nominee, and includes the amount and percentage of the Corporation's Common Stock of which each nominee, and all directors and executive officers as a group, were the "beneficial owners" (as defined in regulations of the Securities and Exchange Commission) on April 16, 2001, all as reported to the Corporation. In accordance with SEC regulations, the table includes, in the case of certain of the directors, shares owned by entities in which the nominee, by reason of his position or interest, shares the power to vote or to dispose of securities.

Name and Age	Principal Occupation	Served as Director Since	Shares of Common Stock Beneficially Owned (a)	Percentage of Common Stock Beneficially Owned

Oudi Recanati, 51..........................	Chairman, Discount Bank and Trust Company.	1996	5,727,550(b)(j)	16.8%

Morton P. Hyman, 65....................	Chairman, President and Chief Executive Officer of the Corporation.	1969	862,027(c)	2.5%

Robert N. Cowen, 52.....................	Senior Vice President, Chief Operating Officer and Secretary of the Corporation.	1993	100,500(d)	0.3%

Ariel Recanati, 37..........................	Senior Vice President and Chief Strategic and Planning Officer of the Corporation.	1999	4,102,107(e)(j)	12.0%

Alan R. Batkin, 56.........................	Vice Chairman of Kissinger Associates, Inc., geopolitical consulting firm.	1999	3,500(f)	-

Charles Fribourg, 44......................	Directeur General, Finagrain S.A., agribusiness investment holding company and a subsidiary of the ContiGroup Companies, Inc.	2000	147,744(f)	0.4%

William L. Frost, 74......................	President, Lucius N. Littauer Foundation.	1989	9,000(g)(h)	-

Ran Hettena, 77.............................	Senior Consultant to the Corporation.	1969	27,880(g)(i)(j)	0.1%

Stanley Komaroff, 66....................	Senior Partner, law firm of Proskauer Rose LLP, the Corporation's counsel.	1993	6,000(g)	-

Solomon N. Merkin, 44................	Vice President, Leib Merkin, Inc., private investment company.	1989	25,000(g)(k)	0.1%

Joel I. Picket, 62............................	Chairman of the Board and Chief Executive Officer, Gotham Organization Inc., real estate, construction and development.	1989	5,200(g)	-

Michael J. Zimmerman, 50...........	Executive Vice President and Chief Financial Officer, ContiGroup Companies, Inc., diversified agribusiness and finance.	2000	9,500(f)	-

All directors and executive officers as a group.......................................			7,075,180(l)	20.2%

(a)

Includes the shares of Common Stock issuable within 60 days of April 16, 2001 upon the exercise of all options owned by the indicated stockholders on that date. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned.

(b)

Includes 3,744,747 shares, which Mr. Oudi Recanati may be deemed to share the power to vote under a stockholders agreement, dated as of November 24, 1999 among members of the Recanati family (the "Stockholders Agreement") (Mr. Oudi Recanati may be deemed to share the power to dispose of only 3,219,778 of these shares.); 250,000 shares, which he may be deemed to share the power to vote and dispose of by virtue of his positions as an officer and director of the Recanati Foundation; and 1,726,803 shares he may be deemed to share the power to vote and dispose of by virtue of his positions with, and interests in, Recanati family companies. Also includes 1,000 shares owned by Mr. Oudi Recanati directly and 5,000 shares issuable upon the exercise of stock options granted under the Corporation's Non-Employee Directors Stock Option Plan. Mr. Oudi Recanati has a 12.5% partnership interest in OSG Holdings which beneficially owns 2,986,416 shares. See "Information as to Stock Ownership."

(c)

Includes 250,000 shares, which Mr. Hyman may be deemed to share the power to vote and dispose by virtue of his positions as an officer and director of the Recanati Foundation; and 316,667 shares issuable upon the exercise of stock options. In addition, Mr. Hyman is a 0.4% partner in OSG Holdings. Excludes 280 shares owned by Mr. Hyman's wife and 4,000 shares held by his wife as custodian under the New York Uniform Gift to Minors Act, as to which Mr. Hyman disclaims beneficial ownership.

(d)	Includes 100,000 shares of Common Stock issuable upon exercise of stock options.

(e)

Includes 3,744,747 shares as to which Mr. Ariel Recanati may be deemed to share the power to vote pursuant to the Stockholders Agreement (He may be deemed to share the power to dispose of only 3,219,778 of these shares.); and 250,000 shares as to which he may be deemed to share the power to vote and dispose of by virtue of his position as a director of the Recanati Foundation. Also includes 107,360 shares issuable upon exercise of stock options.

(f)	Includes 2,500 shares of Common Stock issuable upon exercise of stock options.

(g)	Includes 5,000 shares of Common Stock issuable upon exercise of stock options.

(h)	Excludes 400 shares owned by Mr. Frost's wife, beneficial ownership of which is disclaimed by him.

(i)	Excludes 7,082 shares owned by Mr. Hettena's wife, beneficial ownership of which is disclaimed by him.

(j)	Mr. Oudi Recanati is the nephew of Mr. Hettena and the first cousin of Mr. Ariel Recanati.

(k)	Mr. Merkin is a 1.6% partner in OSG Holdings.

(l)	Includes 853,527 shares of Common Stock issuable upon exercise of stock options. See Notes (b) through (g) above.

Each director has been principally engaged in his present employment for the past five years, except Mr. Oudi Recanati, who has served as Chairman of Discount Bank and Trust Company since 1999 and as Chairman of Discount Investment Corporation Ltd., engaged in investment, since 1997 and who, until April 1, 2001, was Co-Chairman (from 1999) and Co-Chief Executive Officer (from 1996) of IDB Holding Corporation Ltd., engaged in investment and finance, and who, for more than five years prior to 1998, was Chairman of the Board of Y.L.R. Capital Markets Ltd., engaged in investment banking; Mr. Hyman, who assumed the additional title of Chairman of the Corporation in 2000; Mr. Cowen, who assumed the additional title of Chief Operating Officer of the Corporation in 1999 and who also serves as a director and since 1999 president (and for more than five years prior to 1999, executive vice president) of Overseas Discount Corporation, a private company engaged in finance and investment; Mr. Ariel Recanati, who has served as Senior Vice President since 1998 and an officer of certain of the Corporation's subsidiaries and as a senior officer for more than five years prior to 1998 of the company that managed the Corporation's fleet until 1998; Mr. Charles Fribourg, who has served as Directeur General of Finagrain S.A. since 1999 and served as Senior Vice President and General Manager of the South American Division of Continental Grain Company (now known as ContiGroup Companies, Inc.) from 1994 through 1999; Mr. Hettena, who served for more than 24 years prior to 1998 as President of the company that managed the Corporation's fleet until 1998; Mr. Picket, who was elected Chief Executive Officer of Gotham Organization Inc. in 1999 and served as President of that corporation for more than five years prior to that date; and Mr. Zimmerman, who has served as Executive Vice President and Chief Financial Officer of ContiGroup Companies, Inc. since 1999 and who served as Senior Vice President-Investment and Strategy of Continental Grain Company from 1996 through 1999.

Mr. Oudi Recanati is a director of IDB Holding Corporation Ltd. and several of its subsidiaries. Mr. Batkin is a director of Diamond Offshore Drilling, Inc., Hasbro, Inc. and Schweitzer-Mauduit International, Inc. Mr. Zimmerman is a director of ContiFinancial Corporation.

If, for any reason, any nominee should not be available for election or able to serve as a director, the accompanying proxy will be voted for the election of a substitute nominee designated by the Board of Directors. The Board has no reason to believe that it will be necessary to designate a substitute nominee.

COMPENSATION AND CERTAIN TRANSACTIONS

The following Summary Compensation Table includes individual compensation information for services in all capacities to the Corporation and its subsidiaries during the years ended December 31, 2000, 1999 and 1998 by the Chief Executive Officer and the four other most highly compensated executive officers of the Corporation serving during fiscal 2000 (the "Named Executive Officers").

SUMMARY COMPENSATION TABLE

		Annual Compensation
Name and Principal Position	Year	Salary	Bonus (1)	All Other Compensation

Morton P. Hyman................................................ Chairman, President and Chief Executive Officer	2000	$1,200,000	$1,450,000	$27,991 (2)
	1999	1,050,000	-	25,520
	1998	1,050,000	-	23,854

Robert N. Cowen................................................. Senior Vice President, Chief Operating Officer and Secretary	2000	519,600	444,850	11,771 (2)
	1999	444,600	-	12,485
	1998	444,600	100,000	6,476

Myles R. Itkin...................................................... Senior Vice President, Chief Financial Officer and Treasurer	2000	605,000	476,875	11,801 (2)
	1999	530,000	-	12,515
	1998	530,000	-	12,515

Robert E. Johnston.............................................. Senior Vice President and Chief Commercial Officer	2000	575,000	465,625	11,856 (2)
	1999	500,000	-	12,570
	1998	76,923 (3)

Ariel Recanati..................................................... Senior Vice President and Chief Strategic and Planning Officer	2000	500,000	437,500	11,121 (2)
	1999	425,000	-	11,835
	1998	53,846 (3)

___________________________
(1)

Includes bonuses under the Corporation's Incentive Compensation Plan for 2000 of $450,000, $194,850, $226,875, $215,625 and $187,500 paid to Messrs. Hyman, Cowen, Itkin, Johnston, and Recanati, respectively.

(2)

For Messrs. Hyman, Cowen, Itkin, Johnston and Recanati, consists of matching contributions by the Corporation under its Savings Plan in the amount of $7,650, and the cost of term life insurance in the respective amounts of $20,341, $4,121, $4,151, $4,206 and $3,471.

(3)	Messrs. Johnston and Recanati became employees of the Company on October 30, 1998. Accordingly, amounts represent salaries for the last two months of fiscal 1998.

The Corporation has agreements in effect until October 2002 with Messrs. Hyman, Cowen, Itkin, Johnston and Recanati providing that in the event of a "change of control" of the Corporation, as defined in the agreements, each of the executives will be entitled to certain payments and benefits upon a termination of his employment (whether voluntary or involuntary) at any time within two years after the change of control or upon termination of his employment by the Corporation without cause or by the executive with good reason within 120 days prior to the change of control. Upon any such termination, the executive will be entitled to payment of three times (for Messrs. Hyman and Cowen) or two times (for Messrs. Itkin, Johnston and Recanati) his highest annual salary in effect within 121 days prior to or at any time after the change of control, three years (for Messrs. Hyman and Cowen) or two years (for Messrs. Itkin, Johnston and Recanati) of additional service and compensation credit at that compensation level for pension purposes and for purposes of the Corporation's supplemental employee retirement benefit plans (see "Pension Plan" below) and three years (for Messrs. Hyman and Cowen) or two years (for Messrs. Itkin, Johnston and Recanati) of continued coverage for the executive and his dependents under the Corporation's health plan and for the executive under the Corporation's life insurance plan. If and to the extent these payments and benefits, and any other amounts paid to either Mr. Hyman or Mr. Cowen as a result of a change of control, constitute "excess parachute payments" under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the excess parachute payments are subject to excise tax (and are not deductible to the Corporation); in that event the Corporation has agreed to pay Messrs. Hyman and Cowen an additional amount so that the net amount retained by each of them, after payment of such excise tax and of other applicable taxes on the additional amount, will equal the full amount to which each would be entitled in the absence of such excise tax. To the extent that payments and benefits, and any other amounts paid to Messrs. Itkin, Johnston and Recanati as a result of a change of control, would be subject to excise tax, the amounts to be paid to Messrs. Itkin, Johnston and Recanati under the terms of the agreements will be reduced such that no excise tax will apply.

OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth information regarding the option grants made pursuant to the 1998 Stock Option Plan during fiscal 2000 to each of the Named Executive Officers.

Name	Number of Securities Underlying Options Granted(1)	Percentage of Total Options Granted (2)	Exercise Price	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3) 5% 10%

Morton P. Hyman..............	250,000	35.7%	$14.625	02/01/10	$5,687,047	$11,218,719

Robert N. Cowen...............	90,000	12.9	14.625	02/01/10	2,046,617	4,038,739

Myles R. Itkin....................	90,000	12.9	14.625	02/01/10	2,046,617	4,038,739

Robert E. Johnston.............	90,000	12.9	14.625	02/01/10	2,046,617	4,038,739

Ariel Recanati....................	90,000	12.9	14.625	02/01/10	2,046,617	4,038,739

_____________________

(1)	All options vest in three equal annual installments commencing one year after February 1, 2000, the date of the option grant.

(2)	Based on an aggregate of 700,000 options granted to employees in fiscal 2000, including options granted to the Named Executive Officers.

(3)

Amounts represent hypothetical gains that could be achieved for the respective options at the end of the ten-year option term. The assumed 5% and 10% rates of stock appreciation are mandated by rules of the Security and Exchange Commission and do not represent the Corporation's estimate of the future market price of the Common Stock.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR

AND YEAR-END OPTION VALUES

The following table sets forth, for each of the Named Executive Officers, information regarding the value of unexercised options at the end of fiscal 2000. No options were exercised by the Named Executive Officers in fiscal 2000.

	Number of Securities Underlying Unexercised Options at December 31, 2000	Value of Unexercised In-the- Money Options at December 31, 2000 (1)

Name	Exercisable/Unexercisable	Exercisable/Unexercisable

Morton P. Hyman..............................	166,667 / 383,333	$1,589,587 /$3,469,788

Robert N. Cowen...............................	50,000 / 130,000	476,875 / 1,165,625

Myles R. Itkin....................................	40,000 / 170,000	417,500 / 1,583,125

Robert E. Johnston.............................	62,000 / 130,000	584,125 / 1,165,625

Ariel Recanati....................................	46,040 / 163,960	310,163 / 1,282,362

(1)

Reflects market value of underlying shares of the Corporation's Common Stock on December 31, 2000 of $22.9375 minus the exercise price multiplied by the number of shares underlying the in-the-money options.

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Corporation's Common Stock against the cumulative total return of the published Standard and Poor's 500 Index and the Dow Jones U.S. Marine Transport Index for the period from December 31, 1995 through April 16, 2001.

STOCK PERFORMANCE GRAPH
COMPARISON OF CUMULATIVE TOTAL RETURN FROM DECEMBER 31, 1995
THROUGH APRIL 16, 2001*
THE CORPORATION, S&P 500 INDEX, DOW JONES U.S. MARINE TRANSPORT
INDEX**

PERIOD	CORPORATION	S&P 500 INDEX	DOW JONES U.S. MARINE TRANSPORT INDEX
12/31/95	100.00	100.00	100.00
12/31/96	92.53	122.96	128.90
12/31/97	122.23	163.98	149.85
12/31/98	92.82	210.85	87.25
12/31/99	89.58	255.22	123.30
12/31/00	142.63	231.98	153.06
4/16/01	194.43	208.01	154.93

_____________________

*

Assumes that the value of the investment in the Corporation's Common Stock and each index was $100 on December 31, 1995 and that all dividends were reinvested. In accordance with rules of the Securities and Exchange Commission ("SEC"), the Corporation's Stockholder Return Performance Presentation does not constitute "soliciting material" and is not incorporated by reference in any filings with the SEC made pursuant to the Securities Act of 1933 (the "1933 Act") or the Securities Exchange Act of 1934 (the "1934 Act").

**

In February 2000, Dow Jones & Company, Inc. discontinued the Dow Jones Marine Transportation Index and established in its place the Dow Jones U.S. Marine Transport Index, which includes the Corporation's Common Stock. For proxy statement purposes in prior years, the Corporation had compared the cumulative total stockholder return on the Corporation's Common Stock with the Dow Jones Marine Transportation Index.

PENSION PLAN

The Corporation through OSG Ship Management, Inc., its wholly-owned subsidiary, maintains a pension plan which provides employees with annual retirement benefits based upon age, credited service and average compensation (comprised of salaries, bonuses and incentive compensation) for the highest five successive years of the last ten years prior to retirement. The plan is non-contributory by the employee, and the contributions to the plan are determined on an actuarial basis without individual allocation.

The following table sets forth the estimated annual pensions payable under the pension plan (subject to reduction on an actuarial basis where survivorship benefits are provided), upon normal retirement, to employees at various compensation levels and in representative years-of-service classifications, calculated before application of the Social Security offset provided for in the plan:

	Years of Credited Service
Average Compensation	10 years	15 years	20 years	25 years	30 years	35 years	40 years

$ 400,000	60,000	90,000	120,000	150,000	180,000	210,000	240,000
500,000	75,000	112,500	150,000	187,500	225,000	262,500	300,000
600,000	90,000	135,000	180,000	225,000	270,000	315,000	360,000
700,000	105,000	157,500	210,000	262,500	315,000	367,500	420,000
800,000	120,000	180,000	240,000	300,000	360,000	420,000	480,000
900,000	135,000	202,500	270,000	337,500	405,000	472,500	540,000
1,000,000	150,000	225,000	300,000	375,000	450,000	525,000	600,000
1,200,000	180,000	270,000	360,000	450,000	540,000	630,000	720,000
1,500,000	225,000	337,500	450,000	562,500	675,000	787,500	900,000

______________________

The annual pension payable to any employee under the pension plan may not exceed the limitations imposed for qualified plans under Federal law. However, under supplemental retirement plans Messrs. Hyman, Cowen, Itkin, Johnston and Recanati will be entitled to the additional benefits that would have been payable to them under the pension plan in the absence of such limitations. Payments under the supplemental retirement plans will be accelerated upon a "change of control" as defined therein.

The respective number of years of credited service under the pension plans of the Named Executive Officers are as follows: Morton P. Hyman-41 years; Robert N. Cowen-21 years; Myles R. Itkin-6 years; Robert E. Johnston-31 years; and Ariel Recanati-12 years. When Mr. Hyman reached the maximum of 40 years of credited service under the pension plans, Mr. Hyman's supplemental pension plan was amended to provide that for each December 31st in the three year period ending on December 31, 2002 during which Mr. Hyman remains employed by the Corporation, the percentage of Mr. Hyman's final average compensation used in calculating his additional annual benefit will increase by 5% up to a maximum increase of 15% for the three year period.

COMPENSATION OF DIRECTORS

The independent non-employee directors of the Corporation receive a director's fee of $15,000 per year, payable quarterly, and a fee of $1,000 for each meeting of the Board of Directors they attend. In addition, under the 1999 Non-Employee Director Stock Option Plan each non-employee director is granted an option to purchase 7,500 shares of Common Stock upon his becoming a director (for those directors who held office when the Plan was adopted, such option was granted at the inception of the Plan). The options are granted at the fair market value of the Common Stock on the date of grant and become exercisable in three equal annual installments commencing one year after the date of the option grant. The Plan also provides for an annual grant of an option to purchase 1,000 shares of Common Stock to each continuing non-employee director following the annual stockholders meeting at the fair market value of the Common Stock on the date of grant, exercisable commencing one year after such date.

Pursuant to the Plan, on June 6, 2000, Messrs. Fribourg and Zimmerman, who became directors on that date, were each granted options to purchase 7,500 shares of Common Stock at $23.25 per share. In addition, pursuant to the Plan, on July 3, 2000, all other non-employee directors were each granted an option to purchase 1,000 shares of Common Stock at $24.8125 per share.

EXECUTIVE COMPENSATION
REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE
AND THE 1998 STOCK OPTION PLAN COMMITTEE

In accordance with rules of the SEC, the Report on Executive Compensation does not constitute "soliciting material" and is not incorporated by reference in any filings with the SEC made pursuant to the 1933 Act or the 1934 Act.

The Executive Compensation Committee (the "Committee") of the Board of Directors reviews and determines compensation for members of senior management. It is composed of two non-employee directors of the Corporation: Oudi Recanati and Charles Fribourg. The Committee's compensation policies are designed to promote the following objectives:

-	to attract and motivate talented executives, and to encourage their long term tenure with the Corporation

-	to compensate executives based upon the value of their individual contributions in achieving corporate goals and objectives

-	to motivate executives to maximize shareholder values

In setting annual compensation levels, the Committee takes into account year-to-year comparisons of financial performance, as well as many other factors. Because the Corporation's results over a short term period are significantly affected by bulk shipping market dynamics beyond the Corporation's control, financial results attributable solely to rate changes are not the key element in determining compensation. Instead, the Committee considers management's initiatives in maximizing the Corporation's financial results in all rate environments and in achieving other corporate objectives. In 2000 these objectives included: establishing and expanding upon strategic alliances and commercial relationships with key customers as well as other shipowners; reducing costs and improving operating efficiencies, consistent with the Corporation's high standards of safety and concern for the protection of the environment; improving the financial strength and flexibility of the Corporation; and developing and implementing long term strategic planning for the Corporation's bulk shipping business as well as implementing fleet renewals and disposals consistent with such planning.

In addition to base salary, the Corporation has adopted an Incentive Compensation Plan designed to reward employees at all levels for their performance as measured against individual goals. The Plan provides for significant enhancement of cash awards based on the Corporation's financial performance in attaining earnings thresholds established at the beginning of each year. The Committee believes that the Plan is an appropriate and effective means of motivating employees to help achieve the Corporation's key financial and operating objectives.

In setting executive compensation for 2000, the Committee noted that the Corporation achieved record earnings of $90.4 million. While such earnings reflected dramatic improvement in rates across all key tanker segments in which the Corporation operates, the Committee believes that such record results also reflected in large part management's success in its ongoing program to reduce costs and increase efficiency. To date, the Corporation's management has reduced operating costs and overhead on an annualized basis by $40 million, and has identified additional annualized cost savings of $20 million which are expected to be fully realized in 2002. In addition, management was instrumental in establishing and expanding upon commercial alliances which have substantially enhanced the earnings of the Corporation's international fleet. The Corporation, together with five other leading tanker owners, was a founding member of the Tankers International ("Tankers") pool of modern Very Large Crude Carriers ("VLCCs"), which commenced operations in February 2000. The Tankers pool has been able to improve vessel utilization and profitability through the size and scope of pool operations and the resulting ability to obtain backhaul cargoes and achieve scheduling efficiencies. Similarly, the Corporation has expanded the activities of its pool of Aframax tankers with PDV Marina, which has supplemented base Venezuelan cargoes with complementary contracts of affreightment and backhauls, and has developed other commercial relationships so as to maximize the revenues of pool vessels. In addition, management has pursued a number of other commercial initiatives with the aim of enhancing the Corporation's profitability.

The Committee noted that management has achieved significant progress in 2000 toward its goal of renewing the Corporation's VLCC and Aframax fleets, consistent with the Corporation's policy of maintaining a conservative debt level and maximizing financial flexibility. During 2000, the Corporation expanded and continued to implement the largest fleet renewal program in its history. The $750 million program now comprises 16 vessels, including six VLCC and six Aframax newbuildings. Approximately 65 percent of the cost of these vessels has already been paid, while the Corporation has maintained an adjusted debt to equity ratio below 50%. Upon completion of the program, the Corporation will have one of the most modern fleets in the industry. At the same time the Corporation concluded a new $350 million unsecured revolving credit facility which resulted in a net increase in credit availability of $175 million.

While the Committee took the foregoing accomplishments into account, the Committee's compensation determinations for the Corporation's executive officers are to some extent subjective and are not arrived at by application of any specific formula. The Committee also takes into account an executive's length of service and particular contributions over the executive's entire career with the Corporation. While the Committee considers many aspects of an individual's performance, it does not give particular weight to or quantify any one or more performance factors.

Mr. Hyman's compensation reflects his leadership of the Corporation and his active participation in establishing and building upon the Corporation's key commercial alliances. In his capacity as Chairman and Chief Executive Officer of the Corporation, Mr. Hyman spearheaded the successful effort to restructure operations and materially reduce overhead and costs of operations, a significant contributing factor in the Corporation's record earnings performance in 2000. Mr. Hyman was also a leading force in establishing the Tankers pool and in 2001, at its first annual general meeting, was elected Tankers' Chairman. The pool is a principal element of the Corporation's strategy to enhance vessel returns through improved efficiencies inherent in the coordinated commercial operation of larger numbers of vessels in major tanker segments. Mr. Hyman's compensation also reflects his many contributions as a key member of management since the Corporation was founded in 1969. To a large extent Mr. Hyman's compensation reflects an assessment of his performance based upon the subjective judgment of the Committee. In light of his contribution to the growth and success of the Corporation, and his service as its President for 30 years, the Committee believes his compensation is appropriate and reasonable.

Pursuant to Section 162(m) of the Code, compensation exceeding $1 million paid to the Corporation's executive officers may not be deducted by the Corporation unless such compensation is performance based and paid pursuant to criteria approved by the stockholders. The Committee considered the provisions of Section 162(m) in setting 2000 compensation paid to the Chairman and President of the Corporation.

The Committee believes that the interests of stockholders are best served by granting stock options to all employees and thereby giving them the opportunity to participate in appreciation in the Corporation's stock over an extended period. In this way, the profitability and value of the Corporation is enhanced for the benefit of stockholders by enabling the Corporation to offer employees stock based incentives in the Corporation in order to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and the stockholders. The Corporation's 1998 Stock Option Plan, approved by the stockholders, is administered by the 1998 Stock Option Plan Committee composed of two non-employee directors of the Corporation: Oudi Recanati and Charles Fribourg. The 1998 Stock Option Plan Committee determines the persons to whom stock options will be granted under the Plan and allocates the amounts to be granted to such persons. There were 610,000 stock options granted to the Named Executive Officers in fiscal 2000. These options vest in three equal annual installments beginning one year after the date of the option grant. In determining the number of stock options to grant to the Named Executive Officers, the 1998 Stock Option Plan Committee was advised by an executive compensation consulting company. The consulting company conducted a study using a selected peer group of ten companies of similar size and operations to the Corporation and determined that the stock option grants were well within the competitive range for such group of companies.

Submitted by the Executive Compensation Committee and the 1998 Stock Option Plan Committee of the Board of Directors:

Executive	1998 Stock Option
Compensation Committee	Plan Committee

Oudi Recanati	Oudi Recanati
Charles Fribourg	Charles Fribourg

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Corporation paid Mr. Ran Hettena consulting fees of $170,000 during 2000 and insurance premiums of $35,415.39 on a life insurance policy owned by Mr. Hettena. In the opinion of management these payments to Mr. Hettena were fair and reasonable.

COMMITTEES AND MEETINGS

The Board of Directors has established various committees to assist it in discharging its responsibilities, including an Executive Compensation Committee and an Audit Committee. The Executive Compensation Committee reviews and determines the compensation of the Corporation's executives; it consists of Messrs. Oudi Recanati and Charles Fribourg and held two meetings during 2000. The Audit Committee recommends to the Board each year the independent auditors to be selected by the Corporation, reviews the planned scope and the results of each year's audit, reviews any recommendations the auditors may make with respect to the Corporation's internal controls and procedures and oversees the responses made to any such recommendations; the Committee consists of Messrs. Zimmerman and Frost and met twice during 2000. The Corporation does not have a nominating or similar committee.

The Corporation's Board of Directors held four meetings during 2000. Members of the Board are frequently consulted by management throughout the year, and the Corporation does not consider percentage attendance information in itself to be a meaningful indication of the quality or importance of a director's contribution to the Board. Each director attended at least 75% of the total number of meetings of the Board and committees of which he was a member.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Corporation's directors, executive officers and any persons holding more than 10 percent of the Corporation's Common Stock are required to report their ownership of Common Stock and any changes in that ownership, on a timely basis, to the SEC. Based on material provided to the Corporation, all such reports were filed on a timely basis in 2000, except that three reports on Form 4 were inadvertently filed late for Mr. Merkin.

INFORMATION AS TO STOCK OWNERSHIP

Set forth below are the names and addresses of those persons, other than nominees for directors and entities they control (see "Election of Directors"), that are known by the Corporation to have been "beneficial owners" (as defined in regulations of the SEC) of more than 5% of the outstanding shares of the Corporation's Common Stock, as reported to the Corporation and the SEC.

OSG Holdings, 511 Fifth Avenue, New York, New York, a partnership, on April 16, 2001, beneficially owned 2,986,416 shares (8.7% of the outstanding Common Stock).

The principal partners in OSG Holdings on April 16, 2001, were the Estate of Hermann Merkin and members of his family, 910 Sylvan Avenue, Englewood Cliffs, New Jersey; EST Associates L.P., 275 Madison Avenue, Suite 902, New York, New York, a limited partnership; Mr. Oudi Recanati, The Tower, 3 Daniel Frisch Street, Tel Aviv, Israel; and Mrs. Diane Recanati, 511 Fifth Avenue, New York, New York. The percentage interest in OSG Holdings of these partners is: the Estate of Hermann Merkin and members of his family, 37.34% (the Estate owns 137,196 shares directly); EST Associates L.P., 36.68% (EST Associates L.P. owns 342,300 shares directly; Ms. Vivian Ostrovsky, 4 Avenue de Montespan, Paris, France, is the general partner in EST Associates L.P. and may therefore be deemed the beneficial owner of all the shares owned directly by EST Associates L.P.); and Mr. Oudi Recanati and Mrs. Diane Recanati, who each have a 12.5% partnership interest in OSG Holdings. Mrs. Diane Recanati is the mother of Mr. Oudi Recanati. (Additional information about Mr. Oudi Recanati's beneficial ownership of shares can be found under "Election of Directors;" additional information about Mrs. Diane Recanati's beneficial ownership of shares can be found below).

Mrs. Diane Recanati shares the power to vote 3,994,747 shares, or 11.7%, including 3,744,747 shares subject to a stockholders agreement, dated as of November 24, 1999, among members of the Recanati family (the "Stockholders Agreement") and 250,000 shares held by the Recanati Foundation. (She shares the power to dispose of 3,469,778 of these shares.) Mr. Leon Recanati may be deemed to be the beneficial owner of 5,721,550 shares (or 16.8%), including 3,744,747 shares subject to the Stockholders Agreement, as to which he may be deemed to share the power to vote (He shares the power to dispose of only 3,219,778 of these shares.); 1,726,803 shares by virtue of his interest in, and positions with, Recanati family companies; and 250,000 shares by virtue of his positions with the Recanati Foundation. Mrs. Yudith Yovel Recanati may be deemed to be the beneficial owner of 4,696,550 shares (or 13.8%), including 3,744,747 shares subject to the Stockholders Agreement, as to which she shares the power to vote (She may be deemed to share the power to dispose of only 3,219,778 of these shares.); 701,803 shares held indirectly by companies directly or indirectly controlled by members of the Recanati family; and 250,000 shares by virtue of her position with the Recanati Foundation. She holds 180 shares directly.

To the best of the Corporation's knowledge, based on reports filed with the SEC, the only other beneficial owners of more than 5% of the Corporation's Common Stock are (a) Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois, which as of April 16, 2001 owned beneficially an aggregate of 5,674,800 shares (16.6%), which it reported were acquired for investment purposes, and that it has the sole power to vote and to dispose of; (b) Dimensional Fund Advisors Inc., 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401, which as of December 31, 2000 has the sole power to vote and dispose of 2,462,900 shares (7.2%), owned by investment vehicles as to which it provides investment advice or acts as investment manager, and (c) Fribourg Grandchildren Family L.P., a partnership with an address at 277 Park Avenue, New York, New York, which as of April 16, 2001 has the sole power to vote and dispose of 2,823,241 shares (8.3%). Mrs. Mary Ann Fribourg, as trustee under various trusts, has the sole power to vote and direct the disposition of all said shares. Mrs. Mary Ann Fribourg is the mother of Mr. Charles Fribourg, a director of the Corporation. According to the SEC filings referred to in this paragraph, the shares mentioned above were not acquired for the purpose of or having the effect of changing or influencing control of the Corporation nor in connection with or as a participant in any transaction having such purpose or effect.

SELECTION OF AUDITORS

On recommendation of the Audit Committee, the Board of Directors has appointed Ernst & Young LLP as independent auditors for the Corporation and its subsidiaries for the year 2001 subject to the approval of the stockholders at the annual meeting. If the appointment is not approved by the stockholders, the selection of independent auditors will be reconsidered by the Board of Directors.

Ernst & Young LLP is a well known and well qualified firm of public accountants which (including its predecessors) has served as auditors of the Corporation since the Corporation was organized in 1969. Representatives of Ernst & Young LLP will attend the annual meeting and be afforded an opportunity to make a statement, as well as be available to respond to appropriate questions submitted by stockholders.

Audit Fees. Audit fees incurred by the Corporation to Ernst & Young LLP for professional services rendered for the audit of the Corporation's annual financial statements for the year ended December 31, 2000 and the review of the financial statements included in the Corporation's Forms 10-Q for that year were $368,750.

Financial Information Systems Design and Implementation Fees. During 2000, no services were performed by, or fees incurred to, Ernst & Young LLP with regard to financial information systems design and implementation projects.

All Other Fees. The aggregate fees billed for services rendered to the Corporation by Ernst & Young LLP for 2000, other than the services described above, were $831,000, including fees for audit related services of $408,000.

The Audit Committee considered whether the provision of services described above under "All Other Fees" is compatible with maintaining Ernst & Young LLP's independence.

The Board of Directors recommends that stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2001.

AUDIT COMMITTEE REPORT

The Audit Committee of the Corporation's Board of Directors is composed of two independent directors and operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee's charter is attached to this Proxy Statement as Exhibit A. The Audit Committee recommends to the Board of Directors the selection of the Corporation's independent auditors.

Management has primary responsibility for the Corporation's internal controls, the financial reporting process and preparation of the consolidated financial statements of the Corporation. The independent auditors are responsible for performing an independent audit of the Corporation's consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes on behalf of the Board of Directors.

In fulfilling its oversight responsibilities, the Committee has met and held discussions with management and the independent auditors concerning the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Management represented to the Audit Committee that the Corporation's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee further discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended.

The Corporation's independent auditors also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as amended, and the Audit Committee discussed with the independent auditors their independence and considered the compatibility of nonaudit services with the auditors' independence.

Based upon the Audit Committee's discussions with management and the independent auditors and the Audit Committee's review of the representations of management and the report and letter of the independent auditors provided to the Audit Committee, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited consolidated financial statements referred to above be included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the SEC.

In accordance with the rules of the SEC, this Audit Committee report does not constitute "soliciting material" and is not incorporated by reference in any filings with the SEC made pursuant to the 1933 Act or the 1934 Act.

Audit Committee
Michael J. Zimmerman, Chairman
William L. Frost

PROPOSALS FOR 2002 MEETING

Any proposals of stockholders that are intended to be presented at the Corporation's 2002 Annual Meeting of Stockholders must be received at the Corporation's principal executive offices no later than December 31, 2001, and must comply with all other applicable legal requirements, in order to be included in the Corporation's proxy statement and form of proxy for that meeting.

A stockholder who intends to submit a proposal for the Corporation's 2002 Annual Meeting that the stockholder does not intend to request be included in the Corporation's 2002 Proxy Statement in accordance with SEC rules must give notice to the Corporation prior to March 18, 2002. If the stockholder does not provide the Corporation with timely notice of such a proposal, the persons designated as management proxies on the Corporation's proxy card may exercise their discretionary authority to vote on that proposal. If the stockholder does provide the Corporation with timely notice of such a proposal, depending upon the circumstances, management proxies may not be able to exercise their discretionary authority to vote on the proposal.

GENERAL INFORMATION

The Board of Directors is not aware of any matters to be presented at the meeting other than those specified above. If any other matter should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment.

All shares represented by the accompanying proxy, if the proxy is duly executed and received by the Corporation at or prior to the meeting, will be voted at the meeting in accordance with the instructions provided therein. If no such instructions are provided, the proxy will be voted for the election of directors and for the ratification of the appointment of Ernst & Young LLP as auditors. Under Delaware law and the Corporation's Certificate of Incorporation and By-Laws, if a quorum is present, directors are elected by a plurality of the votes cast by the holders of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. A majority of the outstanding shares entitled to vote, present in person or represented by proxy, constitutes a quorum. Shares represented by proxies or ballots withholding votes from one or more directors will not be counted in the election of that director but will be counted for purposes of determining a quorum. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Abstentions will be counted in tabulations of the votes cast on each of the proposals presented at the Annual Meeting, whereas broker non-votes will not be counted for purposes of determining the number of votes cast.

The cost of soliciting proxies for the meeting will be borne by the Corporation. The Corporation will also reimburse brokers and others who are only record holders of the Corporation's shares for their reasonable expenses incurred in obtaining voting instructions from beneficial owners of such shares. Directors and officers of the Corporation may solicit proxies personally or by telephone or telegraph but will not receive additional compensation for doing so.

The Corporation's Annual Report to Stockholders for the fiscal year ended December 31, 2000 has been mailed to stockholders. The Annual Report does not form part of this Proxy Statement.

By order of the Board of Directors,

ROBERT N. COWEN
Senior Vice President,
Chief Operating Officer
& Secretary

New York, N.Y.
April 30, 2001

EXHIBIT A

OVERSEAS SHIPHOLDING GROUP, INC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS CHARTER

The Audit Committee charter addresses the Audit Committee's role only with respect to the oversight of the financial reporting process. The Committee shall review and reassess the charter at least annually and obtain the approval of the Corporation's board of directors (the "Board") for the initial charter as well as for future substantive changes.

Organization

The Committee shall be appointed by the Board. The Committee shall be comprised of two directors until a third director shall be appointed to the Committee, which shall occur no later than June 14, 2001. Each of the directors shall be independent of management and the Corporation. That is, no member of the Committee shall have a relationship that, in the opinion of the Board, might interfere with the exercise of independent judgment. All Committee members shall be financially literate, as determined by the Board, or shall become financially literate within a reasonable period of time after appointment to the Committee. At least one member of the Committee shall have accounting or related financial management expertise, as such qualification is interpreted in the Board's business judgment.

Statement of Policy

The Audit Committee shall provide assistance to the Board in fulfilling its oversight responsibility to the Corporation with respect to the Corporation's financial statements and the financial reporting process, the systems of internal accounting controls as established by management, the internal audit function and the annual independent audit of the Corporation's financial statements. In so doing it is the responsibility of the Committee to maintain free and open communication between the Committee, the independent auditors, the internal auditors and management of the Corporation. In discharging its oversight role, the Committee is empowered to investigate matters that, in its judgment, merit investigation, and the Committee shall have full access to all books, records, facilities, and personnel of the Corporation, and the power to retain outside counsel or other experts for this purpose.

Responsibilities and Processes

The primary responsibility of the Audit Committee is to oversee the Corporation's financial reporting process on behalf of the Board and report the results of its activities to the Board. Management is responsible for preparing the Corporation's financial statements, and the independent auditors are responsible for auditing those financial statements. The Committee believes that its policies and procedures should be flexible, in order to react to changing conditions and circumstances.

The following shall be the principal recurring processes of the Audit Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

  The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the Audit Committee. The Committee shall have the authority and responsibility to evaluate and, where appropriate, recommend to the Board that the independent auditors be replaced. The Committee shall discuss with the auditors their independence from management and the Corporation, and any matters included in the auditors' written disclosures, as required by the Independence Standards Board Standard No. 1. Annually, the Committee shall review and recommend to the Board the selection of the Corporation's independent auditors.
  The Committee shall discuss with the independent auditors the overall scope and plans for their audit. The Committee shall also discuss with management, the internal auditors, and the independent auditors the adequacy of the accounting and financial controls. Particular emphasis shall be given to the adequacy of such internal controls to expose any payments, transactions or procedures that might be deemed illegal or otherwise improper. Further, the Committee may meet with the independent auditors and the internal auditors from time to time, with and without management present, to discuss matters that, in the judgment of the Committee, merit investigation.
  The Committee shall review the interim financial statements with management and the independent auditors from time to time, and shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The Committee chairman, or one or more members of the Committee designated by the chairman, may represent the entire Committee for any such review.
  The Committee shall meet to review with management and the independent auditors, the financial statements to be included in the Corporation's Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K). Such review shall include the independent auditors' judgment with respect to the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, the consistency of application of the Corporation's accounting policies, and the clarity, consistency and completeness of the accounting information contained in the financial statements and related disclosures. In addition, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

OVERSEAS SHIPHOLDING GROUP, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, June 5, 2001

The undersigned hereby appoints MORTON P. HYMAN and RAN HETTENA, and either of them, proxies, with full power of substitution, to vote all shares of stock of OVERSEAS SHIPHOLDING GROUP, INC. which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of the Corporation to be held at J.P. Morgan Chase & Co., 522 Fifth Avenue (corner West 44th Street), New York, N.Y., Seventh Floor, on June 5, 2001, at 2:30 o'clock P.M., notice of which meeting and the related Proxy Statement have been received by the undersigned, and at any adjournments thereof.

The undersigned hereby ratifies and confirms all that said proxies, or either of them, or their substitutes, may lawfully do in the premises and hereby revokes all proxies heretofore given by the undersigned to vote at said meeting or any adjournments thereof. If only one of said proxies, or his substitute, shall be present and vote at said meeting or any adjournments thereof, then that one so present and voting shall have and may exercise all the powers hereby granted.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER INDICATED BY THE STOCKHOLDER. IN THE ABSENCE OF SUCH INDICATION, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS, AND IN THE DISCRETION OF SAID PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF.

(Continued, and To Be Signed and Dated on Reverse Side)

(1) Election of Directors:	Nominees:

Oudi Recanati, Morton P. Hyman, Robert N. Cowen, Ariel Recanati, Alan R. Batkin, Charles Fribourg, William L. Frost, Ran Hettena, Stanley Komaroff, Solomon N. Merkin, Joel I. Picket and Michael J. Zimmerman. (To withhold authority to vote for any individual Nominee, print that Nominee's name on the following line:)

For all Nominees (except as withheld in the space provided)	Withhold Authority to Vote for all Nominees	_________________________________

/ /	/ /

(2)	Ratification of the appointment of Ernst & Young LLP as independent auditors for the year 2001:
FOR	AGAINST	ABSTAIN

/ /	/ /	/ /

Please sign exactly as name (or names) appears at the left. For joint accounts each owner should sign. Executors, administrators, trustees, etc. should give full title. DATE: , 2001

Signature or Signatures

PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS CARD